                ENVIRONMENTAL REMEDIATION AND ESCROW AGREEMENT
                ----------------------------------------------

     THIS ENVIRONMENTAL REMEDIATION AND ESCROW AGREEMENT ("Agreement") is made as of July 2, 1996, by and among Figgie International Inc., a Delaware corporation ("Seller"), Communications Instruments, Inc., a North Carolina corporation ("Buyer"), and Bank One Trust Company, NA (the "Escrow Agent").

                                   RECITALS:
                                   ---------

     A. Pursuant to the Lease, dated as of July 2, 1996 (the "Lease") by and between a subsidiary of each of Seller and Buyer, a subsidiary of Seller agreed to lease to a subsidiary of Buyer certain real property (the "Site").

     B. Seller agrees to put Five Hundred Fifteen Thousand Five Hundred Dollars ($515,500) in escrow for the payment of certain Remediation Costs (defined below) relating to the real property leased to Buyer or one of its subsidiaries by Seller or one of its subsidiaries pursuant to the Lease (the "Escrow Fund").

     C. To secure the payment of the Remediation Costs, Seller has agreed to deliver to and deposit with the Escrow Agent the Escrow Fund, which shall be held by the Escrow Agent pursuant to the terms of this Agreement.

     D. Capitalized terms used herein, unless otherwise indicated, have the same meaning Given to them in the Lease.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

     1.   Appointment of Escrow Agent.  Seller and Buyer hereby appoint Bank One
          ---------------------------
Trust Company, NA to be the Escrow Agent and to hold the Escrow Funds in accordance with the terms of this Agreement.

     2.   Delivery of Funds.  Seller shall deposit, or cause to be deposited,
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the Escrow Funds with the Escrow Agent, on the date of this Agreement, to secure payment of the Remediation Costs.

     3.   Term.  The Escrow Funds shall be held in escrow for a term beginning
          ----
with the date of this Agreement and ending with the earlier of: (i) the expiration or termination of the Lease; or (ii) the delivery of all of the Escrow Funds, as the case may be, in accordance with the terms of this Agreement (the "Escrow Period").

     4.   Disbursement of Escrow Funds.  The Escrow Agent shall release and
          ----------------------------
disburse the Escrow Funds: (i) for the purpose of the payment of the costs of conducting any remedial activities incurred by Seller pursuant to the requirements of Exhibit A attached hereto and made a part hereof ("Remediation Costs"); and (ii) in accordance with Section 7 hereof. Remediation Costs shall include all environmental consulting fees, engineering fees, costs of testing, sampling and laboratory work, contractor's fees, legal fees, and all other costs associated with the planning and implementation of work performed pursuant to Exhibit A.

     5.   Remediation.
          -----------
          (a) From and after the date of the Lease, Seller shall diligently pursue to completion the remedial activities identified in Exhibit A (the "Remediation") in accordance with all applicable Environmental Laws. Such process shall include, but not necessarily be limited to, the following:

               (1) developing a plan or plans of remediation to address the Remediation, which plan or plans (individually, a "Remediation Plan" and collectively "Remediation Plans") shall be acceptable to Seller and Buyer; and

               (2)  implementing each Remediation Plan.

          (b) A Remediation Plan shall be deemed to have been completed upon the first to occur of any of the following events: (i) Buyer approves, in writing, the completion of such work; (ii) Seller's environmental consultant states in good faith and in exercise of a reasonable degree of professional competence that in its professional opinion, the work required by the Remediation Plan has been satisfactorily completed and requires no further action; or (iii) the expiration or termination of the Lease. ff Buyer disagrees with Seller's environmental consultant's opinion concerning the completion of the Remediation Plan, then the propriety of the consultant's opinion on this issue shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator who is a "Certified Professional" environmental consultant pursuant to Ohio Revised Code Chapter 3746.01(E) and who is appointed in accordance with the Commercial Arbitration Rules. The award of the arbitrator shall be limited to (i) confirming Seller's environment consultant's opinion, or (ii) requiring Seller to conduct further Remediation pursuant to the terms of this Agreement, and (a) shall indicate the arbitrator's decision respecting the matters in question presented by each party, and (b) shall contain a brief statement of the reasons supporting the arbitrator's decision. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration proceeding shall be conducted in Cleveland, Ohio. The pendency of a demand for arbitration or any arbitration proceedings hereunder shall not, in and of itself, discharge or excuse continuing performance by the parties of their obligations and duties under this Agreement or under the Lease. Any arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or joint filing, any additional persons or entities not parties to this Agreement to the extent reasonably necessary to the final resolution of the matter in controversy. Once the Remediation Plan or Remediation Plans have been completed or the Lease expires or is terminated, the Remediation shall for all purposes of this Agreement be deemed completed, the Escrow Agent shall disburse any remaining Escrow Funds in accordance with Section 9 and this Agreement shall terminate.

          (c) As between Seller and Buyer, the work to be performed pursuant to this Section 5 shall be supervised and controlled by Seller. Seller shall contact, consult and otherwise deal with all governmental authorities in connection therewith; provided that Seller shall afford Buyer, and Buyers' legal and technical consultants, a reasonable opportunity to review all final Remediation Plan(s) and will use its best efforts to cause to be considered and incorporated in any proposals or plans any comments or suggestions that Buyers' or its consultants may request.

          (d) In the conduct of the Remediation, Seller agrees to use only URS Consultants or another environmental consulting firm that has as a member of its firm a "Certified Professional" pursuant to Ohio Revised Code Chapter 3746.01(E).

          (e)  The costs of the Remediation to be performed pursuant to this
     Section 5 shall be paid for and discharged first from the Escrow Funds as evidence of such costs is from time to time submitted by Seller to the Escrow Agent for payment. Any costs of Remediation in excess of the Escrow Funds shall be paid by Seller; provided, however, that Seller shall not be required to expend more than $12.0 million for Remediation Costs by the terms of this Agreement.

          (f) Buyer hereby grants entry and access to the Site to Seller and/or Seller's agents, employees, representatives and contractors, as necessary to conduct the Remediation pursuant to this Agreement. Buyer shall not materially interfere with Seller's conduct of the Remediation and Seller shall use reasonable care in its conduct of the Remediation to not materially interfere with Buyer's normal business operations at the Site. Seller shall have no liability to Buyer for any loss, damage, expense or other liability arising as a result of interference with Buyer's normal business operations at the Site in the conduct of the Remediation by Seller, if Seller has used reasonable best efforts to minimize disturbance of Buyer's ability to conduct business at the Site.

     6.   Investment of Funds.  The Escrow Agent shall act as custodian of the
          -------------------
Escrow Funds and shall invest the Escrow Funds in any of the following:

     (a) direct obligations of (including obligations issued or held in book entry form on the books of the Department of Treasury of the United States of America), or obligations the principal of and interest on which are unconditionally guaranteed by the United States of America;

     (b) bonds, debentures or notes or other evidence of indebtedness payable in cash and issued or guaranteed by any one or a combination of any federal agencies whose obligations represent the full faith and credit of the United States of America; (c) certificates of deposit properly secured at all times, by collateral security described in (a) and (b) above, (which agreements are only acceptable with commercial banks, savings and loan associations and mutual savings banks);

     (d) the following investments fully insured bv the Federal Savings and Loan Insurance Corporation:

          (i).  certificates of deposit

          (ii)  savings accounts

          (iii) deposit accounts

          (iv) depository receipts of banks, savings and loan associations and mutual savings banks;

          (e) commercial paper rated in one of the two highest rating categories by at least one nationally recognized rating agencies or commercial paper backed by a letter of credit or line of credit rated in one of the two highest rating categories;

          (f) investments in a money market fund, including the Escrow Agent or any of its affiliates, rated AAAM or AAAM-G by Standard & Poor's Corporation, the assets of which consist of either tax-exempt obligations or direct obligations of the United States of America.

     The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent is required to release all or any portion of the Escrow Funds pursuant to this Agreement. Any interest or income earned on such investment and reinvestment of the Escrow Funds shall become part of the Escrow Funds. The Escrow Agent shall have no liability for any investment losses resulting from the investment reinvestment, sale or liquidation of the Escrow Funds, which losses shall be the sole responsibility of Seller, except in the case of negligence or willful misconduct of the Escrow Agent.

     7.   Fees and Expenses of Escrow Agent.  All costs and expenses of the
          ---------------------------------
Escrow Agent shall be paid out of the Escrow Fund. In the event that such costs and expenses exceed the amount in the Escrow Fund, the Seller agrees to pay such excess costs and expenses.

     8.   Liability of Escrow Agent.   The duties and obligations of the Escrow
          -------------------------
Agent hereunder shall be determined solely by the provisions of this Agreement and the Escrow Agent shall be under no obligation to refer to any other documents between or among the parties it being specifically understood that the following provisions are accepted by all parties hereto:

          (a) The Escrow Agent shall not be liable to anyone by reason of any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law for anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its gross negligence or willful misconduct. Seller shall indemnify and hold the Escrow Agent harmless from any and all liability and expense which may arise out of any action taken or omitted by it as Escrow Agent in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent. This indemnification shall survive the release, discharge, termination, and/or satisfaction of the Agreement. The Escrow Agent may act upon advice of counsel of its own choosing and shall be fully protected in acting or refraining from acting in good faith and in accordance with the opinion of such counsel in reference to any matter connected herewith and shall not be liable for any action taken or omitted in accordance with such advice. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the ten-ns hereof, including, without limitations any liability for any delays (not resulting from its negligence or willful misconduct) in the investment or reinvestment of the Escrow Funds, or any loss of interest incident to any such delays.

          (b) If the Escrow Agent is entitled to receive, pursuant to this Agreement, any amount in indemnification, then, Seller will be responsible for such amount.

          (c) In the event any demand, direction, instruction or request, not contemplated by the terms of this Agreement, is made upon Escrow Agent, then Buyer and Seller hereby jointly and severally authorize Escrow Agent, at its election, to hold any funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Buyer and Seller or to interplead such parties by an action brought in any such court. Deposit by Escrow Agent of such funds with such court, or holding such funds until such court determines their disposition, after deducting therefrom its expenses incurred in connection with any such court action, shall relieve Escrow Agent of all liability and responsibility hereunder.

     9.   Balance of Escrow Funds.  Upon the termination of the escrow in
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accordance with the provisions of Section 3, the Escrow Agent shall distribute the remaining Escrow Funds and any interest earned thereon to Seller and Seller shall have no further obligation of any kind to Buyer or the Escrow Agent under this Agreement.

     10.  Notices.  Notice of any submission or, other communication to the
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Escrow Agent
by the Seller seeking the disbursement of funds shall be given to the Buyer within three (3) business days of such submission or communication. Notice of any disbursement from the Escrow Funds shall be given to the Buyer within three
(3) business days of such disbursement. Any notice to be given hereunder shall be deemed given if in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested, or by courier, fee prepaid, guaranteeing overnight delivery, and to the party to receive notice at the following address or such address as any party may designate by notice to the other:

 If to Seller:                     Figgie International Inc.
                                   4420 Sherwin Road
                                   Willoughby, Ohio 44094
                                   Attn:  Steven L. Siemborski
                                   Fax:  (216) 951-1724

 with a copy to:                   Benesch, Friedlander, Coplan & Aronoff
                                   2300 BP America Building
                                   200 Public Square
                                   Cleveland, Ohio 44114-2378
                                   Attn:  Chairperson, Real Estate Dept.
                                   Fax:  (216) 363-4588

 If to Buyer:                      Communications Instruments, Inc.
                                   POB 520
                                   1396 Charlotte Highway
                                   Fairview, North Carolina 28730
                                   Attn:  Dan Taylor
                                   Fax:  (704) 628-1439

 with a copy to:                   Parker, Poe, Adams & Bernstein
                                   One Exchange Plaza
                                   POB 389
                                   Raleigh, North Carolina 27603
                                   Attn:  John T. Butler
                                   Fax:  (919) 834-4564

 If to the Escrow Agent:           Bank One Trust Company, NA
                                   100 East Broad Street
                                   Columbus, Ohio 43271-0181

                                   Attn:  Michael Dockman
                                   Fax:  612-248-5195

     11.  Authorized Persons.  The Escrow Agent is authorized to disregard any
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notices or instructions given by any party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and given by the individuals listed on Exhibit B attached hereto and made a part hereof ("Authorized Person(s)"). Exhibit B may be amended from time to time by Seller or Buyer with respect to each of such party's Authorized Persons. The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any instrument furnished to it hereunder and believed by it, in good faith, to be genuine and have been signed by an Authorized Person.

     12.  Resignation of Escrow Agent.  It is understood that the Escrow Agent
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reserves the right to resign as Escrow Agent at any time by giving no less than thirty (30) days written notice of its resignation, specifying the effective date thereof, to each other party hereto. Within thirty (30) days after receiving the aforesaid notice, the other party or par-ties hereto shall appoint a successor Escrow Agent to which the Escrow Agent may distribute the property then held hereunder, less its fees, costs and expenses (including counsel fees and expenses) which may remain unpaid at that time. If a successor Escrow Agent has not been appointed and has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent and the fees, costs and expenses (including counsel fees and expenses) which it incurs in connection with such a proceeding shall be paid from the Escrow Fund.

     13.  Miscellaneous.
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               (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio applicable to agreements made and to be entirely performed within such state.

               (b) This Agreement, the Asset Purchase Agreement and the Lease set forth the entire agreement and understanding of the par-ties in respect to this transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

               (c) All the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

               (d) Except for Exhibit B which may be amended by either party from time to time pursuant to Section 11 hereof, this Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a Written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term contained in this Agreement whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition of or the breach of any other term of this Agreement.

               (e) This Agreement shall be construed as if jointly prepared by Seller and Buyer.

               (f) This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    FIGGIE INTERNATIONAL INC.

                                    By:_________________________

                                    Name:_______________________
                                    Title:______________________
___________________________________

                                                                        "Seller"

                                    COMMUNICATIONS INSTRUMENTS,
                                    INC.

                                    By:_________________________

                                    Name:_______________________
                                    Title:______________________
___________________________________

                                                                         "Buyer"

                                    BANK ONE TRUST COMPANY, NA

                                    By:_________________________

                                    Name:_______________________
                                    Title:______________________
___________________________________
                                                                  "Escrow Agent"

                                   EXHIBIT A
                                   ---------

                           Environmental Remediation
                   Hartman Electrical Manufacturing Company
                                Mansfield, Ohio


1.   HAZARDOUS WASTE STORAGE SHED./++/
     ----------------------------

     (A) Removal of the existing hazardous waste storage shed. The shed is assumed to be approximately 10 feet by 10 feet and constructed of sheet metal. The shed will be power washed and approximately four drums of rinseate will be collected and disposed of as a listed hazardous waste. The washed demolition debris will fill approximately one roll-off and will be disposed of as a solid waste.

                                                                    $ 10,000

     (B) Excavation, transportation and disposal as a listed hazardous waste of potentially contaminated soil.

                                                                    $ 50,000

     (C) Sampling of soil at new location for new hazardous waste storage shed and construction of new hazardous waste storage shed.

                                                                    $ 40,000

2.   EXCAVATION AND DISPOSAL OF SOIL "HOT SPOTS" CONTAMINATED BV VOCS.*
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                                                                    $809,000

     . [Subject to final Ohio cleanup standards promulgated under Ohio Revised Code Chapter 3746; other remedial methods may be appropriate.]


3.   VOCS IN SHALLOW AQUIFER ON-SITE.
     -------------------------------

     Determination of the source and extent of contamination. The source could be determined through testing and study of the drains and pipes. The source and the extent can be approximated with a soil gas survey under the floor slab of the building and east and north of the building. Additional monitoring wells would confirm the results of the survey. Determine for risk characterization purposes if there are any receptors. Risk assessment may be performed based on the results of the characterization activities. Some remediation may have to be performed such as source removal and/or pump and treat. The costs for additional investigation and the installation of a pump and treat system and operation for three years are included in the cost estimate.

                                                                    $ 250,000


4.   PETROLEUM HYDROCARBONS IN SOIL ON NORTHERN PORTION OF SITE.
     -----------------------------------------------------------

     The source of the contamination is unknown. Therefore, based on current knowledge, it is not possible to determine the party responsible for remediating this petroleum contamination. Further investigation will be conducted into the source and extent of contamination through a soil gas survey and confirmatory sampling. Sufficient information needs to be collected to perform a risk assessment. Soil excavation or some other type of remediation may not be necessary.

     Additional Subsurface Assessment.                              $ 30,000

     Risk Characterization.                                         $ 20,000

5.   VOCS IN DEEP AGUIFER.
     ---------------------

     Low levels of chlorinated VOCs are present in the deep aquifer on the southern portion of the site. However, there is not sufficient information to conclude that these contaminants are from upgradient off-site sources. The certified professional will gather additional information regarding the aquifer flow direction and use from well logs of other wells in the vicinity. In the meantime, it may be prudent not to use the well for any purposes until the aquifer system is better understood.

                                                                    $ 10,000

    REGULATORY COMPLIANCE./++/
    ---------------------

    (A) Establish an appropriate, monthly hazardous waste tracking system including facility-wide labeling at satellite and permanent storage areas that meet letter size requirements and contain all necessary information. Instruction and training on proper drum labeling involving two or three individuals at the facility. Establish a hazardous waste management plan, including "Emergency Preparedness and Prevention."
                                                                    $109,000

    (B) Complete air emissions evaluation. If necessary, prepare permit for and/or register all air emissions.

                                                                    $  5,000

     (C) Conduct asbestos survey and, if necessary, implement appropriate training and compliance plan.

                                                                    $  7,500

     (D) Install oil/water separators or other devices, as appropriate, on sumps and drains.

                                                                    $  3,000

     (E)  Withdraw General Permit for Stormwater from Ohio EPA.

                                                                          $0

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TOTAL:                                                              $515,500

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/++/ Certain of these costs may have been paid for by Seller in advance and prior to the date of this Agreement or assumed by Seller pursuant to the Asset Purchase Agreement between the par-ties. If so, these costs will be subtracted from the Escrow Fund total and returned to Seller but the obligation to complete the tasks will remain.

                                   EXHIBIT B
                                   ---------

                              Authorized Persons

Figgie International Inc.            Communications Instruments, Inc.
------------------------

Name: STEVEN L. SIEMBORSKI           Name: RAMZI DABBAGH

Signature: __________________        Signature: __________________


Name: TODD S. DAVIS                  Name: DAVID HENNING

Signature: __________________        Signature: __________________


Name: KEVIN D. MARGOLIS              Name: G. DANIEL TAYLOR

Signature: __________________        Signature: __________________


Name: ROBERT VILSACK                 Name: MICHAEL STEINBACK

Signature: __________________        Signature: __________________


Name: JEROME M. FERSTMAN

Signature: __________________